Alico Reports Second Quarter and Six Month Earnings

Earnings increase 76% Compared with Six Month Earnings in Prior Year

La Belle, FL., April 9, 2007 -- Alico, Inc. (NASDAQ: ALCO) a land management company, announced net earnings for the second quarter of fiscal year 2007 of $7.7 million, or $1.05 per share, compared with net earnings of $2.7 million, or $0.36 per share, during the second quarter of fiscal year 2006. For the six months ended February 28, 2007, net earnings were $6.7 million, or $0.91 per share, compared with $3.8 million, or $0.52 per share, during the six months ended February 28, 2006.

Operating revenues during the second quarter of fiscal year 2007 totaled $53.2 million, compared with $21.5 million for the second quarter of fiscal year 2006. Operating revenues for the six months ended February 28, 2007 were $63.6 million compared with $28.2 million for the six months ended February 28, 2006. The increase was primarily due to increased operating revenues from agricultural operations.

John R. Alexander, Chairman and Chief Executive Officer, noted, “The increase in net earnings for the six months ended February 28, 2007 was due to increased earnings from operations, primarily citrus which has enjoyed strong prices in the current fiscal year. Additionally, the re-negotiations of several real estate transactions generated gains of approximately $2.8 million for the current fiscal year.”

Addressing the divisional results for the fiscal year ended, Mr. Alexander noted that:

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The Company’s Bowen Brothers subsidiary generated revenues totaling $19.9 and $20.7 million for the three and six months ended February 28, 2007. Gross profit for the three and six months ended February 28, 2007 was $1.2 million and $1.0 million, respectively. Additionally, by utilizing Bowen to harvest the Company’s fruit during fiscal year 2007, the Company was able to reduce its citrus harvesting costs from the market rates it paid in prior years.

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Citrus revenues were $20.3 million and $21.9 million for the three and six months ended February 28, 2007, respectively. The Citrus division recorded profits of $9.5 million and $10.4 million for the quarter and six months ended February 28, 2007, respectively. Hurricanes, citrus canker finds and increased real estate development in the central and southern portions of Florida during the past several years have combined to reduce the supply of citrus, resulting in price increases for citrus products across the industry.

•	Sugarcane generated profits of $0.6 million and $0.1 million for the quarter and six months ended February 28, 2007, respectively.

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Cattle revenues were $0.9 million and $5.0 million for the quarter and six months ended February 28, 2007, respectively. Cattle profits were $0.1 million and $0.5 million for the three and six months ended February 28, 2007, respectively.

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The Company’s Plant World Subsidiary generated gross revenues of $1.6 million and a profit of $0.2 million during the first six months of fiscal year 2007. Plant World has expanded its product lines to include several ornamental varieties with higher profit margins per unit. As a result, Plant World is expected to continue to improve its financial performance in fiscal year 2007 and beyond as it scales up production of the new varieties.

•	Revenues from the sale of vegetables were $2.3 million for the six months ended February 28, 2007, respectively, generating a profit of $0.4 million.

During the second quarter of fiscal 2007, the Company entered into a joint venture with J&J Produce and formed a new company, Alico/J&J Farms, LLC to produce vegetables on 140 acres of land owned by Alico, Inc. Harvesting of the crops planted by the joint venture had not begun at February 28, 2007.

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Revenues from the sale of sod were $0.9 million for six month period ended February 28, 2007. The Sod division generated profits of $0.4 million for the six months ended February 28, 2007. The Company is currently developing an additional 500 acres of cultivated sod which will become available for sale by the second quarter of fiscal year 2008.

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In December 2006, the Company’s subsidiary, Alico-Agri, Ltd. restructured three contracts in connection with the sale of property in Lee County, Florida. The original contracts were entered into in 2001 and 2003, respectively, for approximately 5,609 acres near Bonita Springs, Florida. The Company received $7.5 million upon execution of the restructured agreements and recognized gains of $2.8 million as a result.

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 136,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various operations and activities including citrus fruit production, harvesting and marketing, vegetable production, cattle ranching, sugarcane, sod production, rock mining, vegetable seedling greenhouse operations and forestry. Alico also leases land for farming, cattle grazing, recreation and oil exploration. Alico intends to grow its asset values and earnings through enhancements to its agricultural businesses and proactive management of its real estate holdings.

For Further Information Contact:

John R. Alexander
La Belle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about expected improvement in financial performance of reduction of costs for future periods in specified segments of our business. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.